Goodwin Procter LLP

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2005 Market Square, 32nd Floor

Philadelphia, PA 19103

goodwinlaw.com

+1 445 207 7800

March 22, 2024

Societal CDMO, Inc.

1 E. Uwchlan Ave, Suite 112

Exton, Pennsylvania 19341

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 5,239,934 shares (the “Shares”) of Common Stock, $0.01 par value per share (“Common Stock”), of Societal CDMO, Inc., a Pennsylvania corporation (the “Company”), that may be issued pursuant to the Recro Pharma, Inc. 2018 Amended and Restated Equity Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Pennsylvania Business Corporation Law of 1988, as amended.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Societal CDMO, Inc.

March 22, 2024

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP